Exhibit 97

GREYSTONE HOUSING IMPACT INVESTORS LP

COMPENSATION RECOVERY POLICY

Adopted November 7, 2023

I. INTRODUCTORY STATEMENT OF POLICY

This Compensation Recovery Policy (the “Policy”) has been adopted to be effective as of November 7, 2023 by the Board of Managers (the “Board”) of Greystone AF Manager LLC, a Delaware limited liability company (“Greystone Manager”), which is the general partner of America First Capital Associates Limited Partnership Two, a Delaware limited partnership (“AFCA 2”), which is the general partner of Greystone Housing Impact Investors LP, a Delaware limited partnership (the “Partnership”). All applicable compensation provided by Greystone Manager, AFCA 2, and the Partnership, and their respective subsidiaries and affiliates, to officers and employees who perform services for the Partnership is provided subject to all applicable laws and regulations providing for the forfeiture, disgorgement, recoupment, or diminution of incentive compensation (commonly referred to as “clawback” or “recovery”) and to the additional terms and conditions of this Policy.

Greystone Manager believes that incentive compensation offered to the officers and employees who perform services for the Partnership should be subject to recovery in order to incentivize such officers and employees to manage the Partnership’s risks carefully and avoid acts and practices that expose the Partnership to undue risk of short- or long-term financial loss, reputational damage, or similar adverse impacts, and to ensure that incentive compensation realized by officers and employees fairly reflects the short- and long-term value of the services provided by such persons. The primary method of subjecting incentive compensation to recovery is through compensation design features which expose officers and employees who perform services for the Partnership to loss of potential compensation in the event of such adverse impacts. These design features include payout deferrals and multi-year performance and vesting periods.

Despite these design features, Greystone Manager acknowledges that in certain circumstances they may be insufficient as an incentive for officers and employees to avoid undue risk-taking and ensure the fairness of realized compensation. To address these circumstances, the Board believes it is in the best interests of the Partnership and its unitholders to adopt this Policy, which addresses the recovery of incentive compensation awarded to certain officers and employees who perform services for the Partnership under the circumstances specified herein.

The Policy is intended to comply with, and shall be interpreted to be consistent with, the requirements of applicable law and regulation, including: (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”); (ii) Section 10D of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), Exchange Act Rule 10D-1, and Rule 303A.14 of the New York Stock Exchange Listed Company Manual (“NYSE Listing Rule 303A.14”); and (iii) Section 304 of the Sarbanes Oxley Act of 2002, as each may be amended from time to time.

II. ADMINISTRATION OF POLICY

Except as specifically set forth herein, this Policy shall be administered by the Board or a committee of the Board designated to act for the Board on any matter the Board determines is or may be covered by this Policy (the “Administrator”). The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. Any determinations made by the Administrator shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by the Policy. In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board or such other committees of the Board, such as the Audit Committee, as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation under applicable law, the Administrator may authorize and empower any officer or employee of Greystone Manager, AFCA 2, or the Partnership to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

III. DEFINITIONS

As used in this Policy, all capitalized terms not otherwise defined herein shall have the following definitions:

“Accounting Restatement” means an accounting restatement of the Partnership’s financial statements due to the Partnership’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Applicable Period” means the three completed fiscal years immediately preceding the date on which the Partnership is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Partnership’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year). The “date on which the Partnership is required to prepare an Accounting Restatement” is the earlier to occur of (i) the date the Board, the Administrator (if other than the Board), or the officer or officers of the Partnership authorized to take such action if Board action is not required concludes, or reasonably should have concluded, that the Partnership is required to prepare an Accounting Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Partnership to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed with the SEC.

“BUCs” means the beneficial unit certificates representing assigned limited partnership interests in the Partnership.

“Covered Executives” means the Partnership’s current and former executive officers, as determined by the Administrator in accordance with the definition of “executive officer” set forth in Rule 10D-1 and NYSE Listing Rule 303A.14. Officers and employees of Greystone Manager and AFCA 2 are deemed Covered Executives subject to this Policy if they perform policy-making functions for the Partnership.

“Erroneously Awarded Compensation” has the meaning set forth in Section IV(B)(2) of this Policy.

“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Partnership’s financial statements, and any measure that is derived wholly or in part from such measure. Financial Reporting Measures include but are not limited to the following (and any measures derived from the following): the price of the Partnership’s BUCs; TUR; revenues; net income; operating income; profitability of one or more reportable segments; financial ratios; earnings before interest, taxes, depreciation, and amortization; liquidity measures (e.g., operating cash flow); return measures (e.g., return on equity and return on assets); earnings measures (e.g., earnings per share); and any of such Financial Reporting Measures relative to a peer group, where the Partnership’s Financial Reporting Measure is subject to an Accounting Restatement. A Financial Reporting

Greystone Housing Impact Investors LP Compensation Recovery Policy

Measure need not be presented within the Partnership’s financial statements or included in a filing with the SEC.

“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is “received” for purposes of this Policy in the Partnership’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

“NYSE” means the New York Stock Exchange.

“SEC” means the U.S. Securities and Exchange Commission.

“TUR” means total unitholder return.

IV. MANDATORY RECOVERY

The Administrator shall require the recovery, forfeiture, disgorgement, return, or adjustment of certain incentive-based compensation to the Partnership under the circumstances discussed in Section IV of the Policy.

A. Recovery Under Section 304 of the Sarbanes Oxley Act of 2002

Pursuant to Section 304 of the Sarbanes Oxley Act of 2002 (15 U.S.C. § 7243), if the Partnership is required to prepare an Accounting Restatement due to material noncompliance as a result of misconduct with financial reporting requirements under the securities laws, then the Chief Executive Officer and Chief Financial Officer of the Partnership must reimburse the Partnership for:

(i)
any bonus or other incentive compensation or equity compensation received by the Chief Executive Officer and Chief Financial Officer, as applicable, from the Partnership during the 12-month period following the first public issuance or filing with the SEC (whichever occurs first) of the financial statements that were restated; and

(ii)
any profits realized from the sale of the Partnership’s securities during the 12-month period following the first public issuance or filing with the SEC (whichever occurs first) of the financial statements that were restated.

All determinations by the Administrator regarding whether recovery is required under this subsection A and the extent of such recovery shall be made in accordance with any and all rules, regulations, and binding judicial interpretations construing the provisions of Section 304 of the Sarbanes Oxley Act of 2002. Any right of recovery under this subsection A is in addition to, and not in lieu of, any other rights of recovery that may be available pursuant to the other provisions of this Policy.

B. Recovery Under Section 954 of the Dodd-Frank Act

Pursuant to Section 954 of the Dodd-Frank Act, and Exchange Act Rule 10D-1 and NYSE Listing Rule 303A.14 promulgated thereunder, the Partnership shall require the recovery of Incentive-Based Compensation under the terms and conditions of this subsection B. Any right of recovery under this subsection B is in addition to, and not in lieu of, any other rights of recovery that may be available pursuant to the other provisions of this Policy.

Greystone Housing Impact Investors LP Compensation Recovery Policy

This subsection B applies to Incentive-Based Compensation received by a Covered Executive: (i) after beginning services as a Covered Executive; (ii) if that person served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation; and (iii) while the Partnership has a class of securities listed on a national securities exchange.

1. Required Recovery of Erroneously Awarded Compensation in the Event of an Accounting Restatement

In the event the Partnership is required to prepare an Accounting Restatement, the Partnership shall reasonably promptly recover the amount of any Erroneously Awarded Compensation received by any Covered Executive, as calculated pursuant to subsection B(2) hereof, during the Applicable Period.

2. Erroneously Awarded Compensation: Amount Subject to Recovery

The amount of “Erroneously Awarded Compensation” subject to recovery under this subsection B from each Covered Executive, as determined by the Administrator, is the amount of Incentive-Based Compensation received by the Covered Executive that exceeds the amount of Incentive-Based Compensation that would have been received by the Covered Executive had it been determined based on the restated amounts. Erroneously Awarded Compensation shall be computed by the Administrator without regard to any taxes paid by the Covered Executive in respect of the Erroneously Awarded Compensation.

By way of example, with respect to any compensation plans or programs that take into account Incentive-Based Compensation, the amount of Erroneously Awarded Compensation subject to recovery hereunder includes, but is not limited to, the amount contributed to any notional account based on Erroneously Awarded Compensation and any earnings accrued to date on that notional amount.

For Incentive-Based Compensation based on the price of the Partnership’s BUCs or TUR: (i) the Administrator shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the BUCs price or TUR upon which the Incentive-Based Compensation was received; and (ii) the Partnership shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.

3. Method of Recovery

The Administrator shall determine, in its sole discretion, the timing and method for promptly recouping Erroneously Awarded Compensation hereunder, which may include without limitation: (i) seeking reimbursement of all or part of any cash or equity-based award; (ii) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid; (iii) cancelling or offsetting against any planned future cash or equity-based awards; (iv) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder; (v) any other method authorized by applicable law or contract; or (vi) any combination of any of the foregoing methods. Subject to compliance with any applicable law, the Administrator may affect recovery under this subsection B from any amount otherwise payable to the Covered Executive, including amounts payable to such individual under any otherwise applicable plan or program of Greystone Manager, AFCA 2, or the Partnership, including base salary, bonuses, or commissions and compensation previously deferred by the Covered Executive. Any determinations concerning the method of recovery made by the Administrator may take into consideration, in the sole discretion of the Administrator, the facts and circumstances of the Covered Executive and need not be uniform with respect to each individual covered by the Policy.

Greystone Housing Impact Investors LP Compensation Recovery Policy

The Partnership is authorized and directed pursuant to subsection B of this Policy to recover Erroneously Awarded Compensation in compliance herewith unless the Administrator has determined that recovery would be impracticable solely for any one of the following limited reasons, and subject to the following procedural and disclosure requirements:

•
The direct expense paid to a third party to assist in enforcing subsection B of this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Administrator must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the NYSE.

•
Recovery would violate U.S. law that was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of U.S. law, the Administrator must satisfy the applicable opinion and disclosure requirements of Rule 10D-1 and NYSE Listing Rule 303A.14.

•
Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Partnership, to fail to meet the requirements of 26 U.S.C. § 401(a)(13) or 26 U.S.C. § 411(a) and the regulations promulgated thereunder.

4. No Indemnification of Covered Executives

Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Covered Executive that may be interpreted to the contrary, neither Greystone Manager, AFCA 2, nor the Partnership shall indemnify any Covered Executive against the loss of any Erroneously Awarded Compensation under this subsection B, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executive to fund potential recovery obligations under this subsection B.

5. Effective Date; Retroactive Application

Subsection IV(B) of this Policy shall be effective as of October 2, 2023 (the “Dodd-Frank Recovery Effective Date”). The terms of the recovery obligations set forth in subsection IV(B) of this Policy shall apply to any Incentive-Based Compensation that is received by Covered Executives on or after the Dodd-Frank Recovery Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted, or paid to a Covered Executive prior to the Dodd-Frank Recovery Effective Date. Without limiting the generality of subsection IV(B)(3) hereof, and subject to applicable law, the Administrator may affect recovery under this subsection IV(B) from any amount of compensation approved, awarded, granted, payable, or paid to the Covered Executive prior to, on, or after the Dodd-Frank Recovery Effective Date.

V. DISCRETIONARY RECOVERY APPLICABLE TO VICE PRESIDENTS AND ABOVE

In addition to any other rights of recovery or remedies available to Greystone Manager, AFCA 2, or the Partnership under this Policy or pursuant to applicable law, if the Board or Administrator determines that it is appropriate, the Partnership may recover (in whole or in part) any bonus, incentive payment or compensation (including any Incentive-Based Compensation), commission, equity award, or other compensation received by any officer of the Partnership holding the title of Vice President or above, or from any commission-based advisor providing services to the Partnership (for example, a mortgage revenue bond originator), that was based on incentive metrics or financial statements that were either fraudulent or

Greystone Housing Impact Investors LP Compensation Recovery Policy

found to be materially inaccurate. Any such bonuses, incentive payments, commissions, equity awards, or other compensation that were based on any financial results or operating metrics that were impacted by the officer’s or advisor’s knowing or intentional fraudulent or illegal conduct shall be deemed sufficient reasons to seek recovery of compensation under this Section V. In addition, any such compensation that was based on any financial or incentive metric that is determined to be materially inaccurate shall be subject to recovery under this Section V.

VI. DUTIES OF OFFICERS AND OTHERS; NOTICE OF RECOVERY

It is the duty of each individual officer, advisor, and Covered Executive subject to this Policy to attest to the accuracy of any financial or incentive metric used in determining such individual’s bonus, incentive payment, Incentive-Based Compensation, commission, equity award, or other compensation. The acceptance of compensation by such individual will be deemed by Greystone Manager, AFCA 2, and the Partnership as an attestation that the incentive metrics or underlying financial statements used to determine the compensation are not based on materially inaccurate or fraudulent information.

If the Administrator determines, in its sole discretion, that all or a portion of an individual’s compensation is subject to recovery under this Policy, the Administrator will promptly deliver to the individual a notice of recovery which will specify the amount subject to recovery under this Policy and the terms for the prompt repayment thereof.

VII. ADMINISTRATOR INDEMNIFICATION

Any members of the Board who act as Administrator hereunder, or any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination, or interpretation made with respect to this Policy and shall be fully indemnified by the Partnership to the fullest extent under applicable law and Partnership policy with respect to any such action, determination, or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Partnership policy.

VIII. AMENDMENT; TERMINATION

The Board may amend, modify, supplement, rescind, or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by a national securities exchange on which the Partnership’s securities are listed.

IX. OTHER RECOVERY RIGHTS; COMPANY CLAIMS

The Board intends that this Policy shall be applied to the fullest extent of the law. This Policy supersedes and replaces, in its entirety, all compensation recovery policies applicable to the Partnership and adopted by the Board prior to the date of adoption of this Policy. However, any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery or recoupment that may be available to Greystone Manager, AFCA 2, or the Partnership under applicable law or pursuant to the terms of any compensation recovery provision set forth in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to Greystone Manager, AFCA 2, or the Partnership, to the extent such provisions or legal remedies require recovery of compensation in additional circumstances beyond those specified in this Policy. Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any claims, damages, or other legal remedies Greystone Manager, AFCA 2, or the Partnership, or any of their affiliates, may have against a

Greystone Housing Impact Investors LP Compensation Recovery Policy

Covered Executive or other officer, advisor, or employee of Greystone Manager, AFCA 2, or the Partnership arising out of or resulting from any actions or omissions by such individual.

X. MISCELLANEOUS

1. Successor

This Policy shall be binding and enforceable against all Covered Executives and other officers, advisors, and employees of Greystone Manager, AFCA 2, and the Partnership covered by this Policy, and their respective beneficiaries, heirs, executors, administrators, or other legal representatives.

2. Exhibit Filing Requirement

A copy of this Policy and any amendments thereto shall be posted on the Partnership’s website and filed as an exhibit to the Partnership’s annual report on Form 10-K as filed with the SEC.

3. Certification

All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy, as set forth in the attached Exhibit A.

4. Compliance with Section 409A

Any set-offs of deferred benefits to recoup the amounts to be repaid by Covered Executives, officers, advisors, employees, or other individuals covered under this Policy shall be made in a manner that complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

5. Severability

If any provision of this Policy or the application of any provision in this Policy to an individual shall be adjudicated to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal, or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.

* * * * * * *

Approving Body:	Board of Managers
Date Approved by Board:	November 7, 2023
Date of Most Recent Previous Review and Approval:	February 19, 2025
Policy Owner (Reviewer):	Jesse A. Coury, CFO
Date Last Reviewed by Policy Owner:	February 19, 2025

Revision History
November 7, 2023	Date of original adoption.

Greystone Housing Impact Investors LP Compensation Recovery Policy

EXHIBIT A

Greystone Housing Impact Investors LP

Compensation Recovery Policy Acknowledgment and Consent

Adopted by Board of Managers: November 7, 2023

I hereby agree and acknowledge that I am fully bound by, and subject to, all of the terms and conditions of the Greystone Housing Impact Investors LP Compensation Recovery Policy (as may be amended, restated, supplemented, or otherwise modified from time to time, the “Policy”). In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program, or agreement under which any compensation has been granted, awarded, earned, or paid, the terms of the Policy shall govern. In the event it is determined by the Administrator that any amounts granted, awarded, earned, or paid to me must be recovered, forfeited, recouped, or reimbursed to the Partnership, I will promptly take any action necessary to effectuate such recovery, forfeiture, recoupment, or reimbursement. Any capitalized terms not otherwise defined herein shall have the meanings set forth in the Policy.

[Name] Date

[Title]

Compensation Recovery Policy Acknowledgment and Consent